Exhibit 5.1

[FEDERATED DEPARTMENT STORES, INC. LETTERHEAD]

March 29, 2005

Federated Department Stores, Inc.
7 West Seventh Street
Cincinnati, Ohio 45202

Re:       Registration Statement on Form S-4

Ladies and Gentlemen:

     I am Senior Vice President, General Counsel and Secretary for Federated Department Stores, Inc., a Delaware corporation (“Federated”).

     This opinion is being furnished in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Federated with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

     The Registration Statement relates to the proposed issuance by Federated of shares of common stock, par value $.01 per share, pursuant to the Agreement and Plan of Merger, dated as of February 27, 2005 (the “Merger Agreement”), by and among Federated, Milan Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Federated (“Merger Sub”), and The May Department Stores Company, a Delaware corporation (“May”).

     The Merger Agreement provides for the merger (the “Merger”) of Merger Sub with May. The Registration Statement includes a joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) to be furnished to (i) Federated stockholders in connection with their approval of the issuance of Federated common stock pursuant to the Merger and certain other proposals and (ii) May stockholders in connection with their approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and certain other proposals.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In connection with rendering this opinion, I have examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of the following documents: (i) the Registration Statement (including the Joint Proxy Statement/Prospectus); (ii) Federated’s certificate of incorporation; (iii) Federated’s by-laws; (iv) the Merger Agreement; (v) resolutions of Federated’s board of directors relating to the transactions contemplated by the Merger Agreement and the Registration Statement; (vi) specimen

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March 29, 2005

certificates of the common stock of Federated; and (vii) such other certificates, instruments and documents as I consider necessary or appropriate for the purposes of this opinion.

     In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making my examination of the documents executed and delivered by parties other than Federated and Merger Sub, I have assumed (i) that such parties had the power, corporate or otherwise, to enter into and perform all obligations thereunder, (ii) the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and (iii) the validity and binding effect thereof on such parties.

     For purposes of this opinion, I have assumed that prior to the issuance of any shares of Federated common stock pursuant to the Merger Agreement: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) May stockholders will have approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, by the requisite vote at the May annual meeting; (iii) Federated stockholders will have approved the issuance of Federated common stock pursuant to the Merger Agreement by the requisite vote at the Federated annual meeting; (iv) a Certificate of Merger will have been duly filed with the Secretary of State of the State of Delaware; and (v) the certificates representing the shares of Federated common stock will have been duly executed by an authorized officer of the transfer agent for the common stock and will have been registered by the registrar for the common stock and will conform to the specimen thereof examined by me.

     I am admitted to the Bar of the State of Ohio, and am not admitted to the Bar of any other jurisdiction. My examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly my opinion herein is limited to, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. I express no opinion with respect to any other law of the State of Delaware or of any other jurisdiction.

     Based upon and subject to the foregoing, I am of the opinion that the shares of Federated common stock, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus. In giving such consent, however, I do not thereby admit that I am within

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March 29, 2005

the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Dennis J. Broderick

Dennis J. Broderick Senior Vice President, General Counsel and Secretary